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                             ZANDARIA VENTURES INC.
                          535 Thurlow Street, Suite 600
                           Vancouver, British Columbia
                                 Canada, V6E 3C2


September 8, 2006

U.S. Securities & Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Washington, D.C. 20549
Mail Stop 0305

Attention:  Tim Buchmiller, Division of Corporate Finance

Dear Sirs:

Re:      Zandaria Ventures Inc.  - Registration Statement on Form SB-2
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         Amendment No. 7 - File No. 333-127389
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Further to your letter dated August 25, 2006 concerning the  deficiencies in our registration statement on Form SB-2, we provide the following responses:

Exhibit 5.1 - Legality Opinion

1. Given the limitations in the second to last paragraph of the currently filed opinion, please file a signed legal opinion which is dated as of the date you intend the registration statement to go effective.

         We have filed a revised legal opinion dated today with our amended registration statement.

         Yours truly,

         /s/ Steven Cozine

         Zandaria Ventures Inc.
         Steven Cozine, President